DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND
FOR THE PERIOD APRIL 29, 2019 TO DECEMBER 31, 2019

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC

Report of Independent Auditors

To Management of Diamond Sports Intermediate Holdings LLC:

We have audited the accompanying consolidated financial statements of Diamond Sports Intermediate Holdings LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, of changes in member’s equity (deficit) and redeemable noncontrolling interests, and of cash flows for the year ended December 31, 2020 and the period from April 29, 2019 to December 31, 2019.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diamond Sports Intermediate Holdings LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the year ended December 31, 2020 and the period from April 29, 2019 to December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
March 15, 2021

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(in millions)

	As of December 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$783	$949
Accounts receivable, net of allowance for doubtful accounts of less than $1 million and $3 million, respectively	465	510
Prepaid sports programming rights	498	113
Prepaid expenses and other current assets	42	59
Total current assets	1,788	1,631
Property and equipment, net	49	30
Restricted cash	3	—
Operating lease assets	29	38
Goodwill	—	2,615
Customer relationships, net	3,679	5,289
Other definite-lived intangible assets, net	671	1,241
Other assets	414	404
Total assets (a)	$6,633	$11,248

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND MEMBER'S (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$198	$228
Current portion of notes payable and commercial bank financing	33	33
Current portion of operating lease liabilities	12	16
Due to affiliates	19	26
Other current liabilities	267	97
Total current liabilities	529	400
Notes payable and commercial bank financing, less current portion	8,096	7,955
Operating lease liabilities, less current portion	18	23
Other long-term liabilities	338	352
Total liabilities (a)	8,981	8,730

Commitments and contingencies (See Note 6)
Redeemable noncontrolling interests	20	378

Member's equity:
Member's equity	1,472	2,055
Accumulated deficit	(3,973)	(151)
Accumulated other comprehensive loss	(7)	—
Total Diamond Sports Intermediate Holdings member’s (deficit) equity	(2,508)	1,904
Noncontrolling interests	140	236
Total member's (deficit) equity	(2,368)	2,140
Total liabilities, redeemable noncontrolling interests, and member's equity	$6,633	$11,248

The accompanying notes are an integral part of these consolidated financial statements.

(a) Our consolidated total assets as of December 31, 2020 and 2019 include total assets of variable interest entities (VIEs) of $134 million and $110 million, respectively, which can only be used to settle the obligations of the VIEs. Our consolidated total liabilities as of December 31, 2020 and 2019 include total liabilities of VIEs of $49 million and $8 million, respectively, for which the creditors of the VIEs have no recourse to us. See Note 7. Variable Interest Entities.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in millions)

	For the year ended December 31, 2020	For the period April 29, 2019 to December 31, 2019
Statements of Operations
REVENUES:
Total revenues	$2,686	$1,139

OPERATING EXPENSES:
Media programming and production expenses	1,361	769
Media selling, general and administrative expenses	243	90
Depreciation of property and equipment	10	4
Corporate general and administrative expenses	10	93
Amortization of definite-lived intangible and other assets	399	153
Impairment of goodwill and definite-lived intangible assets	4,264	—
Total operating expenses	6,287	1,109
Operating (loss) income	(3,601)	30

OTHER (EXPENSE) INCOME:
Interest expense including amortization of debt discount and deferred financing costs	(460)	(200)
Gain on extinguishment of debt	5	—
Income from equity method investments	6	18
Other income, net	160	9
Total other expense, net	(289)	(173)
NET LOSS	(3,890)	(143)
Net income attributable to the redeemable noncontrolling interests	(2)	(3)
Net loss (income) attributable to the noncontrolling interests	70	(5)
NET LOSS ATTRIBUTABLE TO DIAMOND SPORTS INTERMEDIATE HOLDINGS	$(3,822)	$(151)

Statement of Comprehensive Income
NET LOSS	$(3,890)	$(143)
Share of other comprehensive loss of equity method investments	(7)	—
COMPREHENSIVE LOSS	$(3,897)	$(143)
Comprehensive income attributable to the redeemable noncontrolling interests	(2)	(3)
Comprehensive loss (income) attributable to the noncontrolling interests	70	(5)
COMPREHENSIVE LOSS ATTRIBUTABLE TO DIAMOND SPORTS INTERMEDIATE HOLDINGS	$(3,829)	$(151)

The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY (DEFICIT) AND REDEEMABLE NONCONTROLLING INTERESTS
(in millions)

	For the period April 29, 2019 to December 31, 2019
		Diamond Sports Intermediate Holdings LLC Member
	Redeemable Noncontrolling Interests	Member's Equity	Accumulated Deficit	Noncontrolling Interests	Total Member's Equity

BALANCE, April 29, 2019	$—	$—	$—	$—	$—
Capital contributions from parent	—	2,385	—	—	2,385
Distributions to parent	—	(330)	—	—	(330)
Noncontrolling interests acquired in business combinations	380	—	—	248	248
Distributions to noncontrolling interests	(5)	—	—	(17)	(17)
Net income (loss)	3	—	(151)	5	(146)
BALANCE, December 31, 2019	$378	$2,055	$(151)	$236	$2,140

	For the year ended December 31, 2020
		Diamond Sports Intermediate Holdings LLC Member
	Redeemable Noncontrolling Interests	Member's Equity	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Member's Equity (Deficit)

BALANCE, December 31, 2019	$378	$2,055	$(151)	$—	$236	$2,140
Distributions to parent	—	(583)	—	—	—	(583)
Noncontrolling interests issued	22	—	—	—	—	—
Redemption of redeemable noncontrolling interests	(378)	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	(26)	(26)
Distributions to redeemable noncontrolling interests	(4)	—	—	—	—	—
Other comprehensive loss	—	—	—	(7)	—	(7)
Net income (loss)	2	—	(3,822)	—	(70)	(3,892)
BALANCE, December 31, 2020	$20	$1,472	$(3,973)	$(7)	$140	$(2,368)

The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	The Year Ended December 31, 2020	The Period April 29, 2019 to December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,890)	$(143)
Adjustments to reconcile net income to net cash flows from operating activities:
Impairment of goodwill and definite-lived intangible assets	4,264	—
Amortization of sports programming rights	1,078	637
Amortization of definite-lived intangible and other assets	399	153
Depreciation of property and equipment	10	4
Sports programming rights payments	(1,345)	(578)
Income from equity method investments	(6)	(18)
Distributions from investments	25	—
Gain on extinguishment of debt	(5)	—
Measurement adjustment gain on variable payment obligations	(159)	—
Change in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	47	96
Decrease in prepaid expenses and other current assets	23	4
Increase in accounts payable and accrued and other current liabilities	184	146
Increase in other long-term liabilities	198	—
Other, net	11	22
Net cash flows from operating activities	834	323

CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of property and equipment	(24)	(9)
Acquisition of businesses, net of cash acquired	—	(8,993)
Payment for equity investments	—	(346)
Distributions from investments	19	—
Net cash flows used in investing activities	(5)	(9,348)

CASH FLOWS (USED IN) FROM FINANCING ACTIVITIES:
Proceeds from notes payable and commercial bank financing	421	8,159
Repayments of notes payable and commercial bank financing	(295)	(8)
Contributions from parent	—	2,385
Distributions to parent	(583)	(330)
Debt issuance costs	(8)	(174)
Distributions to noncontrolling interests	(26)	(17)
Distributions to redeemable noncontrolling interests	(382)	(5)
Other, net	(119)	(36)
Net cash flows (used in) from financing activities	(992)	9,974
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(163)	949
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, beginning of period	949	—
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, end of period	$786	$949

The accompanying notes are an integral part of these consolidated financial statements.

DIAMOND SPORTS INTERMEDIATE HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Background and Nature of Operations

Diamond Sports Intermediate Holdings LLC (the Company, or sometimes referred to as we or our), a Delaware limited liability company and an indirect subsidiary of Sinclair Broadcast Group, Inc. (SBG), was formed on April 29, 2019. Diamond Sports Group, LLC (DSG) is a wholly-owned subsidiary of the Company and was formed for the purpose of completing the acquisition of 21 Regional Sports Network brands and Fox College Sports (collectively, the Acquired RSNs) from The Walt Disney Company (Disney), completed on August 23, 2019. Additionally, DSG has an ownership interest in Sports Network, LLC which consolidates Marquee Sports Network, LLC (Marquee). On August 29, 2019, an indirect wholly-owned subsidiary of DSG acquired a minority equity interest in the Yankee Entertainment and Sports Network (the YES Network). We refer to the Acquired RSNs and Marquee collectively as the RSNs. The RSNs and YES Network, own the exclusive rights to air, among other sporting events, the games of professional sports teams. The operations of the Company from April 29, 2019 to the acquisition date of the Acquired RSNs were immaterial.

Basis of Presentation

The consolidated financial statements have been prepared on a standalone basis in accordance with accounting principles generally accepted in the United States of America (GAAP).

Principles of Consolidation

The consolidated financial statements include our accounts and those of our wholly-owned and majority-owned subsidiaries, including the operating results of the Acquired RSNs as discussed in Note 2. Acquisitions of Assets, and VIEs for which we are the primary beneficiary. Noncontrolling interests represent a minority owner’s proportionate share of the equity in certain of our consolidated entities. Noncontrolling interests which may be redeemed by the holder, and the redemption is outside of our control, are presented as redeemable noncontrolling interests. All intercompany transactions and account balances have been eliminated in consolidation.

We consolidate VIEs when we are the primary beneficiary. We are the primary beneficiary of a VIE when we have the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and have the obligation to absorb losses or the right to receive returns that would be significant to the VIE. See Note 7. Variable Interest Entities for more information on our VIEs.

Investments in entities over which we have significant influence but not control are accounted for using the equity method of accounting. Income from equity method investments represents our proportionate share of net income generated by equity method investees.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the consolidated financial statements and in the disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

The impact of the outbreak of the novel coronavirus (COVID-19) continues to create significant uncertainty and disruption in the global economy, our industry and the financial markets. It is reasonably possible that these uncertainties could further materially impact our estimates related to, but not limited to, revenue recognition, goodwill and intangible assets, and sports programming rights. As a result, many of our estimates and assumptions require increased judgment and carry a higher degree of variability and volatility. Our estimates may change as new events occur and additional information emerges, and such changes are recognized or disclosed in our consolidated financial statements.

Accounts Receivable

We regularly review accounts receivable and determine an appropriate estimate for the allowance for doubtful accounts based upon the impact of economic conditions on the customer's ability to pay, past collection experience, and such other factors which, in management’s judgment, deserve current recognition. In turn, a provision is charged against earnings in order to maintain the appropriate allowance level. As of December 31, 2020, three customers accounted for 28%, 27%, and 20%, respectively, of our accounts receivable, net. As of December 31, 2019, three customers accounted for 27%, 23%, and 14%, respectively, of our accounts receivable, net. For purposes of this disclosure, a single customer may include multiple entities under common control.

Sports Programming Rights

We have multi-year program rights agreements that provide the Company with the right to produce and telecast professional live sports games within a specified territory in exchange for a rights fee. A prepaid asset is recorded for rights acquired related to future games upon payment of the contracted fee. The assets recorded for the acquired rights are classified as current or non-current based on the period when the games are expected to be aired. Liabilities are recorded for any program rights obligations that have been incurred but not yet paid at period end. We amortize these programming rights as an expense over each season based upon contractually stated rates. Amortization is accelerated in the event that the stated contractual rates over the term of the rights agreement results in an expense recognition pattern that is inconsistent with the projected growth of revenue over the contractual term.

On March 12, 2020, the National Basketball Association (NBA), the National Hockey League (NHL) and Major League Baseball (MLB) suspended or delayed the start of their seasons as a result of the COVID-19 pandemic. On that date, the Company suspended the recognition of amortization expense associated with prepaid program rights agreements with teams within these leagues. Amortization expense resumed for the NBA, NHL, and MLB over the modified seasons when the games commenced during the third quarter of 2020. The NBA and NHL also delayed the start of their 2020-2021 seasons until December 22, 2020 and January 13, 2021, respectively; sports rights expense associated with these seasons will be recognized over the modified term of these seasons.

Certain rights agreements with professional teams contain provisions which require the rebate of rights fees paid by the Company if a contractually minimum number of live games are not delivered. As a result of the COVID-19 pandemic, the number of games played in the 2019-2020 NBA and NHL seasons and the 2020 MLB season were less than the contractual minimum number of games to be delivered. The resulting reduction in sports rights expense was recognized over the term of the modified seasons. Rights fees paid in advance of expense recognition, inclusive of any contractual rebates due to the Company, are included within prepaid sports rights in our consolidated balance sheets.

Impairment of Goodwill and Other Long-lived Assets

We evaluate our goodwill and indefinite lived intangible assets for impairment annually in the fourth quarter, or more frequently, if events or changes in circumstances indicate that an impairment may exist. Our goodwill has been allocated to, and is tested for impairment at, the reporting unit level. A reporting unit is an operating segment or a component of an operating segment to the extent that the component constitutes a business for which discrete financial information is available and regularly reviewed by management. Components of an operating segment with similar characteristics are aggregated when testing goodwill for impairment.

In the performance of our annual assessment of goodwill for impairment, we have the option to qualitatively assess whether it is more likely than not that a reporting unit has been impaired. As part of this qualitative assessment, we weigh the relative impact of factors that are specific to the reporting units as well as industry, regulatory, and macroeconomic factors that could affect the significant inputs used to determine the fair value of the assets. We also consider the significance of the excess fair value over carrying value in prior quantitative assessments.

If we conclude that it is more likely than not that a reporting unit is impaired, or if we elect not to perform the optional qualitative assessment, we will determine the fair value of the reporting unit and compare it to the net book value of the reporting unit. If the fair value is less than the net book value, we will record an impairment to goodwill for the amount of the difference. We estimate the fair value of our reporting units utilizing the income approach involving the performance of a discounted cash flow analysis. Our discounted cash flow model is based on our judgment of future market conditions based on our internal forecast of future performance, as well as discount rates that are based on a number of factors including market interest rates, a weighted average cost of capital analysis, and includes adjustments for market risk and company specific risk.

We evaluate our long-lived assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We evaluate the recoverability of long-lived assets by comparing the carrying amount of the assets within an asset group to the estimated undiscounted future cash flows associated with the asset group. An asset group represents the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets. At the time such evaluations indicate that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset group, an impairment loss is determined by comparing the estimated fair value of the asset group to the carrying value. We estimate fair value using an income approach involving the performance of a discounted cash flow analysis.

Our RSNs have been negatively impacted by the recent loss of three multi-channel video programming distributors (MVPDs) and virtual MVPDs (vMVPDs, and together with MVPDs, Distributors). In addition, our existing Distributors are experiencing elevated levels of subscriber erosion which we believe is influenced, in part, by shifting consumer behaviors resulting from media fragmentation, technological advancements, the current economic environment, the COVID 19 pandemic and related uncertainties. Most of these factors are also expected to have a negative impact on future projected revenues and margins of our RSNs. As a result of these factors, we performed an impairment test of the RSN reporting units' goodwill and long-lived asset groups during the third quarter of 2020 which resulted in a non-cash impairment charge on goodwill of $2,615 million, customer relationships of $1,218 million, and other definite-lived intangible assets of $431 million, included within impairment of goodwill and definite-lived intangible assets in our consolidated statements of operations. See Note 11. Goodwill and Definite-Lived Intangible Assets for more information.

Other Assets

When factors indicate that there may be a decrease in value of an equity method investment, we assess whether a loss in value has occurred. If that loss is deemed to be other than temporary, an impairment loss is recorded accordingly. For any equity method investments that indicate a potential impairment, we estimate the fair values of those investments using a combination of a market-based approach, which considers earnings and cash flow multiples of comparable businesses and recent market transactions, as well as an income approach involving the performance of a discounted cash flow analysis.

Other assets, for the years ended December 31, 2020 and 2019, consisted primarily of our equity method investment in the YES Network of $321 million and $362 million, respectively. On August 29, 2019, an indirect wholly-owned subsidiary of DSG acquired a minority equity interest in the YES Network for cash consideration of $346 million as part of a consortium led by Yankee Global Enterprises. We record our proportionate share of the net income generated by the investment within income from equity method investments in our consolidated statements of operations. For the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019, we recorded income of $6 million and $16 million, respectively, related to our investment. We did not identify any other than temporary impairments associated with our investment in the YES Network during the years ended December 31, 2020 and 2019.

Accounts Payable and Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, 2020 and 2019 (in millions):

	As of December 31, 2020	As of December 31, 2019
Compensation and employee benefits	$26	$26
Interest	108	122
Programming related obligations	41	60
Accounts payable and other operating expenses	23	20
Total accounts payable and accrued liabilities	$198	$228

We expense these activities when incurred.

Income Taxes

As a single-member limited liability company, we are treated as a disregarded entity and are not subject to federal and state income taxes. Our income or loss is allocated to and reported in the tax returns of our member. Accordingly, no liability or provision for federal and state income taxes attributable to our operations is included in the accompanying consolidated financial statements. We do not have a formal tax-sharing arrangement with our member.

Supplemental Information - Statements of Cash Flows

Cash interest paid, net of non-cash expenses such as amortization of deferred financing costs and debt discounts and premium, for the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019 were $433 million and $59 million, respectively. Non-cash investing activities included property and equipment purchases of $4 million for the year ended December 31, 2020. Non-cash transactions related to sports rights were $22 million for the year ended December 31, 2020.

Revenue Recognition

The following table presents our revenue disaggregated by type (in millions):

	The Year Ended December 31, 2020	The Period April 29, 2019 to December 31, 2019
Distribution revenue	$2,472	$1,029
Advertising revenue	196	103
Other media revenues	18	7
Total revenues	$2,686	$1,139

Distribution Revenue. We generate distribution revenue through fees received from Distributors for the right to distribute our RSNs. Distribution arrangements are generally governed by multi-year contracts and the underlying fees are based upon a contractual monthly rate per subscriber. These arrangements represent licenses of intellectual property; revenue is recognized as the signal or network programming is provided to our customers (as usage occurs) which corresponds with the satisfaction of our performance obligation. Revenue is calculated based upon the contractual rate multiplied by an estimated number of subscribers. Our customers will remit payments based upon actual subscribers after the conclusion of a month, which generally does not exceed 120 days. Historical adjustments to subscriber estimates have not been material.

Certain of our distribution arrangements contain provisions that require the Company to deliver a minimum number of live professional sports games or tournaments during a defined period which usually corresponds with a calendar year. If the minimum threshold is not met, we may be obligated to refund a portion of the distribution fees received if shortfalls are not cured within a specified period of time. Our ability to meet these requirements is primarily driven by the delivery of games by the professional sports leagues. The Company has not historically paid any material rebates under these contractual provisions as it is unusual for there to be an event which is significant enough to preclude the Company from meeting or exceeding these thresholds. The COVID-19 pandemic has resulted in significant disruptions to the normal operations of the professional sports leagues resulting in delays and uncertainty with respect to regularly scheduled games. Decisions made by the leagues during the second quarter of 2020 regarding the timing and format of the revised 2020 seasons and decisions made by the NHL and NBA during the fourth quarter of 2020 regarding the timing and format of their revised 2020-2021 seasons, have resulted, in some cases, in our inability to meet these minimum requirements and the need to reduce revenue based upon estimated rebates due to our distribution customers. These estimated rebates were recognized over the measurement period of the rebate, which is the year ended December 31, 2020. For the year ended December 31, 2020, we reduced revenue by, and accrued corresponding rebates to Distributors of $420 million, of which approximately $222 million is expected to be paid in 2021 and is recorded within other current liabilities in our consolidated balance sheets as of December 31, 2020. The remaining $198 million is expected to be paid in 2022 and is recorded within other long-term liabilities in our consolidated balance sheets as of December 31, 2020. See Subsequent Events within Note 1. Nature of Operations and Summary of Significant Accounting Policies.

Advertising Revenue. We generate advertising revenue primarily from the sale of advertising spots/impressions within the RSN programming.

In accordance with Accounting Standards Codification (ASC) 606, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) distribution arrangements which are accounted for as a sales/usage based royalty.

For the year ended December 31, 2020, three customers accounted for 28%, 25%, and 15%, respectively, of our total revenues. For the period April 29, 2019 to December 31, 2019, three customers accounted for 30%, 23%, and 14%, respectively, of our total revenues. For purposes of this disclosure, a single customer may include multiple entities under common control. There was no revenue from these customers prior to the acquisition of the Acquired RSNs.

On November 18, 2020, DSG and SBG entered into a commercial agreement with Bally's Corporation (Bally's) where DSG will provide certain branding integrations, including naming rights associated with the majority of our RSNs in exchange for naming rights fees to be received over the term of the agreement. The initial term is 10 years and we expect to begin performing under this arrangement in 2021. We will recognize revenue related to the contractual fees received from Bally's over the term of the arrangement as our performance obligations are satisfied.

Financial Instruments

Financial instruments, as of December 31, 2020 and 2019, consisted of cash and cash equivalents, trade accounts receivable, accounts payable, accrued liabilities, and notes payable. The carrying amounts approximate fair value for each of these financial instruments, except for the notes payable. See Note 9. Fair Value Measurements for additional information regarding the fair value of notes payable.

Distributions to Parent

For the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019, the Company distributed $547 million and $297 million, respectively, to Diamond Sports Holdings, LLC (DSH), an indirect parent of the Company, for the purposes of the redemption of a portion of DSH's preferred equity, net of redemption rebates.

Additionally, for the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019, the Company made additional distributions to DSH for the payment of dividends on its preferred equity totaling $36 million and $33 million, respectively.

Subsequent Events

We have evaluated subsequent events through March 15, 2021 and determined that no events or transactions, other than as described below, met the definition of a subsequent event for purposes of recognition or disclosure in the accompanying consolidated financial statements. The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business, including how it has already impacted, and will impact, its advertisers, Distributors, and agreements with professional sports leagues. While the NBA, NHL, and MLB were able to complete modified season schedules during 2020, there can be no assurance that the MLB, NBA, or NHL will complete full or abbreviated seasons in the future. The NBA and NHL delayed the start of their 2020-2021 seasons until December 22, 2020 and January 13, 2021, respectively, however both under reduced game counts. The MLB has announced that they expect their 2021 season to begin on time in April 2021 and contain a full game schedule. The NBA and NHL have not announced their 2021-2022 season schedules yet. Any reduction in the number of games played by the leagues may have an adverse impact on our operations and cash flows. The Company is currently unable to predict the full extent that the COVID-19 pandemic will have on its financial condition, results of operations, and cash flows in future periods due to numerous uncertainties.

In February 2021, we entered into a multi-year media rights agreement with the Milwaukee Brewers, beginning with the 2021 baseball season, for FOX Sports Wisconsin to continue as the television home of the Brewers.

2. ACQUISITIONS OF ASSETS:

RSN Acquisition. In May 2019, DSG entered into a definitive agreement to acquire controlling interests in 21 Regional Sports Network brands and Fox College Sports (collectively, the Acquired RSNs), from Disney for $9.6 billion plus certain adjustments. On August 23, 2019 we completed the acquisition for an aggregate purchase price, including cash acquired, and subject to an adjustment based upon finalization of working capital, net debt, and other adjustments, of $9,817 million, accounted for as a business combination under the acquisition method of accounting. The acquisition provides an expansion to our premium sports programming including the exclusive regional distribution rights to 42 professional teams consisting of 14 MLB teams, 16 NBA teams, and 12 NHL teams.

The transaction was funded through a combination of debt financing raised by DSG, as described in Note 3. Notes Payable and Commercial Bank Financing, and contributed member's equity.

The following table summarizes the allocated fair value of acquired assets, assumed liabilities, and noncontrolling interests of the Acquired RSNs (in millions):

Cash and cash equivalents	$824
Accounts receivable, net	606
Prepaid expenses and other current assets	175
Property and equipment, net	25
Customer relationships, net	5,439
Other definite-lived intangible assets, net	1,286
Other assets	52
Accounts payable and accrued liabilities	(181)
Other long-term liabilities	(396)
Goodwill	2,615
Fair value of identifiable net assets acquired	$10,445
Redeemable noncontrolling interests	(380)
Noncontrolling interests	(248)
Gross purchase price	$9,817
Purchase price, net of cash acquired	$8,993

The final purchase price allocation presented above is based upon management's estimates of the fair value of the acquired assets, assumed liabilities, and noncontrolling interest using valuation techniques including income and cost approaches. The fair value estimates are based on, but not limited to, projected revenue, projected margins, and discount rates used to present value future cash flows. The adjustments to the initial allocation were based on more detailed information obtained about the specific assets acquired and liabilities assumed and did not result in material changes to the amortization expense recorded in previous quarters.

The definite-lived intangible assets of $6,725 million are primarily comprised of customer relationships, which represent existing advertiser relationships and contractual relationships with Distributors of $5,439 million, the fair value of contracts with sports teams of $1,271 million, and tradenames/trademarks of $15 million. The intangible assets will be amortized on a straight-line basis over a weighted average useful life of 2 years for tradenames/trademarks, 12 years for contracts with sports teams and 13 years for customer relationships. The fair value of the sports team contracts will be amortized over the respective contract term. Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, as well as expected future synergies. See Note 11. Goodwill and Definite-Lived Intangible Assets for discussion of the impairment of the acquired goodwill and definite-lived intangible assets during the year ended December 31, 2020.

In connection with the acquisition, for the year ended December 31, 2020 and for the period April 29, 2019 to December 31, 2019, we recognized $1 million and $93 million, respectively, of transaction costs that we expensed as incurred and classified as corporate general and administrative expenses in our consolidated statements of operations. For the year ended December 31, 2020, revenue of the Acquired RSNs included in our consolidated statements of operations was $2,562 million and operating loss of the Acquired RSNs included in our consolidated statements of operations was $3,646 million.

Pro Forma Information. The table below sets forth unaudited pro forma results of operations, assuming that the formation of the Company and the acquisition of the Acquired RSNs, along with transactions necessary to finance the acquisition, occurred at the beginning of the year preceding the year of the acquisition (in millions):

	Unaudited
	2019	2018
Total revenues	$3,588	$3,819
Net income	$154	$521
Net income attributable to Diamond Sports Intermediate Holdings	$71	$421

This pro forma financial information is based on historical results of operations, adjusted for the allocation of the purchase price and other acquisition accounting adjustments, and is not indicative of what our results would have been had we operated the Acquired RSNs for the period presented because the pro forma results do not reflect expected synergies. The pro forma adjustments reflect depreciation expense and amortization of intangible assets related to the fair value adjustments of the assets acquired and any adjustments to interest expense to reflect the debt financing of the transactions, if applicable. Depreciation and amortization expense are higher than amounts recorded in the historical financial statements of the acquirees due to the fair value adjustments recorded for long-lived tangible and intangible assets in purchase accounting.

3. NOTES PAYABLE AND COMMERCIAL BANK FINANCING:

Notes payable and commercial bank financing consisted of the following as of December 31, 2020 and 2019 (in millions):

	As of December 31, 2020	As of December 31, 2019
Bank Credit Agreement:
Term Loan, due August 24, 2026	$3,259	$3,292
Accounts Receivable Securitization Facility (a)	177	—
Notes:
5.375% Secured Notes, due August 15, 2026	3,050	3,050
6.625% Unsecured Notes, due August 15, 2027 (b)	1,744	1,825
12.750% Secured Notes, due December 1, 2026 (b)	31	—
Total outstanding principal	8,261	8,167
Less: Deferred financing costs and discount	(132)	(179)
Less: Current portion	(33)	(33)
Net carrying value of long-term debt	$8,096	$7,955

(a)We entered into the accounts receivable securitization facility (the A/R Facility) on September 23, 2020, as more fully described below under Accounts Receivable Securitization Facility.
(b)On June 10, 2020, we exchanged a portion of principal of the 6.625% Unsecured Note for cash payment and the newly issued 12.750% Secured Notes, as more fully described below under Notes.

Notes payable and commercial bank financing as of December 31, 2020 matures as follows (in millions):

2021	$33
2022	33
2023	210
2024	33
2025	33
2026 and thereafter	7,919
Total minimum payments	8,261
Less: Deferred financing costs and discount	(132)
Net carrying value of debt	$8,129

Interest expense in our consolidated statements of operations was $460 million and $200 million for the year ended December 31, 2020, and for the period April 29, 2019 to December 31, 2019, respectively. Interest expense included $22 million in amortization of deferred financing costs and debt discounts and premium, for the year ended December 31, 2020 and $9 million in amortization of deferred financing costs and debt discounts for the period April 29, 2019 to December 31, 2019, which increased interest expense by these amounts for both periods. We recorded $8 million of debt issuance costs and a $25 million premium for the year ended December 31, 2020 and $191 million of debt issuance costs and original issuance discounts for the period April 29, 2019 to December 31, 2019. Debt issuance costs and original issuance discounts and premiums are presented as a direct deduction from the carrying amount of an associated debt liability, except for debt issuance costs related to our Revolving Credit Facility, as defined and more fully described below under Bank Credit Agreement, and A/R Facility, which are presented within other assets in our consolidated balance sheets.

The stated and weighted average effective interest rates on the above obligations are as follows, for the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019:

		Effective Rate
	Stated Rate	2020	2019
Bank Credit Agreement:
Term Loan	LIBOR plus 3.25%	4.21%	5.31%
Revolving Credit Facility (a)	LIBOR plus 3.00%	—%	—%
Accounts Receivable Securitization Facility (b)	LIBOR plus 4.97%	4.77%	—%
Notes:
12.750% Secured Notes	12.75%	11.95%	—%
5.375% Secured Notes	5.38%	5.73%	5.73%
6.625% Unsecured Notes	6.63%	7.00%	7.00%

(a)We incur a commitment fee on undrawn capacity of 0.25%, 0.375%, or 0.50% if our first lien indebtedness ratio is less than or equal to 3.25x, less than or equal to 3.75x but greater than 3.25x, or greater than 3.75x, respectively. The Revolving Credit Facility is priced at LIBOR plus 3.00%, subject to decrease if the specified first lien leverage ratio (as defined in the Bank Credit Agreement) is less than or equal to certain levels. As of December 31, 2020 and 2019, there were no outstanding borrowings, no letters of credit outstanding, and $650 million available under the Revolving Credit Facility. As of December 31, 2020, we are not able to utilize more than 35% of the Revolving Credit Facility capacity. See Bank Credit Agreement below for further information.
(b)Borrowings under the A/R Facility generally bear interest at a rate per annum equal to LIBOR, which is subject to an interest rate floor of 0.00% per annum, plus 4.97% or, if the aggregate outstanding principal amount of loans is less than $125 million on or after November 1, 2020, 5.47%.

Bank Credit Agreement

On August 23, 2019, DSG entered into a credit agreement (the Bank Credit Agreement). Pursuant to the Bank Credit Agreement, DSG raised a seven-year $3,300 million aggregate amount term loan (the Term Loan), with an original issuance discount of $17 million, which bears interest at LIBOR plus 3.25%.

The Term Loan amortizes in equal quarterly installments in an aggregate amount equal to 1% of the original amount of such term loan, with the balance being payable on the maturity date. Following the end of each fiscal year, beginning with the fiscal year ending December 31, 2020, we are required to prepay the Term Loan in an aggregate amount equal to (a) 50% of excess cash flow for such fiscal year if the first lien leverage ratio is greater than 3.75 to 1.00, (b) 25% of excess cash flow for such fiscal year if the first lien leverage ratio is greater than 3.25 to 1.00 but less than or equal to 3.75 to 1.00, and (c) 0% of excess cash flow for such fiscal year if the first lien leverage ratio is equal to or less than 3.25 to 1.00.

Additionally, in connection with the Bank Credit Agreement, we obtained a $650 million five-year revolving credit facility (the Revolving Credit Facility, and, together with the Term Loan, the Credit Facilities), priced at LIBOR plus 3.00%, subject to reduction based on a first lien net leverage ratio, which includes capacity for up to $50 million of letters of credit and for borrowings of up to $50 million under swingline loans. On March 17, 2020, we drew $225 million under the Revolving Credit Facility as a precautionary measure given the COVID-19 pandemic. During the second quarter of 2020, we fully repaid the amount outstanding under the Revolving Credit Facility.

The Bank Credit Agreement includes a financial maintenance covenant, the first lien leverage ratio (as defined in the Bank Credit Agreements), which requires such applicable ratio not to exceed 6.25x, measured as of the end of each fiscal quarter. The financial maintenance covenant is only applicable if 35% or more of the capacity (as a percentage of total commitments) under the Revolving Credit Facility, measured as of the last day of each quarter, is utilized under the Revolving Credit Facility as of such date. Since there was no utilization under the Revolving Credit Facility as of December 31, 2020, we were not subject to the financial maintenance covenant under the Bank Credit Agreement. As of December 31, 2020, the first lien leverage ratio was above 6.25x and so we were not able to utilize more than 35% of the Revolving Credit Facility capacity. We expect that the first lien leverage ratio will remain above 6.25x for at least the next 12 months, which will restrict our ability to utilize the full Revolving Credit Facility. We do not currently expect to have more than 35% of the capacity of the Revolving Credit Facility outstanding as of any quarterly measurement date during the next twelve months, therefore we do not expect will be subject to the financial maintenance covenant. The Bank Credit Agreement contains other restrictions and covenants which we were in compliance with as of December 31, 2020.

DSG's obligations under the Bank Credit Agreement are (i) jointly and severally guaranteed by the Company and certain wholly-owned subsidiaries of the Company, and (ii) secured by first-priority lien on substantially all tangible and intangible assets (whether now owned or hereafter arising or acquired) of the Company and the guarantors, subject to certain permitted liens and other agreed upon exceptions.

Notes

On August 2, 2019, we issued $3,050 million principal amount of senior secured notes, which bear interest at a rate of 5.375% per annum and mature on August 15, 2026 (the 5.375% Secured Notes) and issued $1,825 million principal amount of senior notes, which bear interest at a rate of 6.625% per annum and mature on August 15, 2027 (the 6.625% Unsecured Notes). The proceeds of the 5.375% Secured Notes and 6.625% Unsecured Notes were used, in part, to fund the acquisition of the Acquired RSNs.

In March 2020 and June 2020, we purchased a total of $15 million aggregate principal amount of the 6.625% Unsecured Notes in open market transactions for consideration of $10 million. The 6.625% Unsecured Notes acquired in March 2020 and June 2020 were canceled immediately following their acquisition. We recognized a gain on extinguishment of the 6.625% Unsecured Notes of $5 million for year ended December 31, 2020.

On June 10, 2020, we exchanged $66.5 million aggregate principal amount of the 6.625% Unsecured Notes for cash payments of $10 million, including accrued but unpaid interest, and $31 million aggregate principal amount of newly issued senior secured notes, which bear interest at a rate of 12.750% per annum and mature on December 1, 2026 (the 12.750% Secured Notes and, together with the 6.625% Unsecured Notes and 5.375% Secured Notes, the Notes).

Prior to August 15, 2022, we may redeem the Notes, in whole or in part, at any time or from time to time, at a price equal to 100% of the principal amount of the applicable Notes plus accrued and unpaid interest, if any, to the date of redemption, plus a ‘‘make-whole’’ premium. Beginning on August 15, 2022, we may redeem the Notes, in whole or in part, at any time or from time to time at certain redemption prices, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to August 15, 2022, we may redeem up to 40% of each series of the Notes using the proceeds of certain equity offerings. If the notes are redeemed during the twelve-month period beginning August 15, 2022, 2023, and 2024 and thereafter, then the redemption prices for the 5.375% Secured Notes are 102.688%, 101.344%, and 100%, respectively, the redemption prices for the 6.625% Unsecured Notes are 103.313%, 101.656%, and 100%, respectively, and the redemption prices for the 12.750% Secured Notes are 102.688%, 101.344%, and 100%, respectively.

DSG's obligations under the Notes are jointly and severally guaranteed by the Company and certain wholly-owned subsidiaries of the Company.

Accounts Receivable Securitization Facility

On September 23, 2020 (the Closing Date), the Company's and DSG's indirect wholly-owned subsidiary, Diamond Sports Finance SPV, LLC (DSPV), entered into a $250 million accounts receivable securitization facility (the A/R Facility) which matures on September 23, 2023, in order to enable DSG to raise incremental funding for the ongoing business needs of DSG and its subsidiaries.

The A/R Facility was entered into pursuant to a Loan and Security Agreement (the Loan Agreement), dated September 23, 2020, among DSPV, as borrower, the persons from time to time party thereto, as lenders (the Lenders), and Fox Sports Net, LLC (FSN), a wholly-owned direct subsidiary of DSG, as initial servicer, Credit Suisse AG, New York Branch, as administrative agent and Wilmington Trust, National Association, as collateral agent, paying agent and account bank. The Lenders will provide certain loans, which loans will be secured by certain accounts receivable (Pool Receivables) purchased by DSPV pursuant to a Purchase and Sale Agreement (the Purchase Agreement, and together with the Loan Agreement, the A/R Agreements), dated September 23, 2020, among FSN, certain indirect wholly owned subsidiaries of DSG identified therein as originators (the Originators) and DSPV as purchaser, pursuant to which the Originators will sell certain accounts receivable to DSPV and FSN will continue to service such accounts receivable.

The maximum funding availability under the A/R Facility is the lesser of $250 million and the sum of the lowest aggregate loan balance since November 1, 2020 plus $50 million. The amount of actual availability under the A/R Facility is subject to change based on the level of eligible receivables sold by the Originators to DSPV and certain reserves. Eligibility of the receivables is determined by a variety of factors, including, but not limited to, credit ratings of the Originators’ customers, customer concentration levels, and certain characteristics of the accounts receivable being transferred. As of December 31, 2020, the total commitment was $227 million.

Borrowings under the A/R Facility generally bear interest at a rate per annum equal to LIBOR, which is subject to an interest rate floor of 0.00% per annum, plus 4.97% or, if the aggregate outstanding principal amount of loans is less than $125 million on or after November 1, 2020, 5.47%. We are required to pay a commitment fee on unutilized commitments under the A/R Facility.

We may voluntarily prepay outstanding loans or terminate commitments under the A/R Facility at any time without premium or penalty, other than customary breakage costs with respect to LIBOR rate loans, except (1) any voluntary prepayment (x) from the proceeds of a voluntary repurchase in accordance with the Purchase Agreement by any Originator of any Pool Receivables on or prior to the date that is 18 months after the Closing Date or (y) from the proceeds of a new accounts receivable financing entered into by DSPV or an affiliate thereof and requiring the purchase of Pool Receivables from DSPV after the date that is 18 months after the Closing Date but on or prior to the date that is 36 months after the Closing Date or (2) certain terminations of commitments on or prior to the date that is 18 months after the Closing Date, shall in each case be subject to a prepayment premium of 1.00% of the principal amount of the loans prepaid or commitments terminated, as the case may be.

DSPV, FSN, and the Originators provide customary representations and covenants under the A/R Agreements. Receivables in the A/R Facility are subject to certain eligibility criteria, concentration limits and reserves. The Loan Agreement provides for certain events of default upon the occurrence of which the administrative agent may declare the facility’s termination date to have occurred and declare the outstanding loan and all other obligations of DSPV to be due and payable. The Purchase Agreement provides for certain early amortization events upon the occurrence of which DSPV may terminate the sale and contribution of accounts receivable and related assets thereunder, including an early amortization event which would occur upon Consolidated EBITDA (as defined in the DSG Bank Credit Agreement as in effect at such time) of DSIH and its restricted subsidiaries under the DSG Bank Credit Agreement, less Consolidated Interest Expense (as defined in the DSG Bank Credit Agreement as in effect at such time) of DSIH and its restricted subsidiaries under the DSG Bank Credit Agreement, being less than zero as of the last day of any fiscal quarter (measured on a trailing four fiscal quarter basis).

As of December 31, 2020, the balance of the loans under the A/R Facility was $177 million and the balance of the receivables held by DSPV as part of the A/R Facility was $228 million, included in accounts receivable, net in our consolidated balance sheets.

The performance by the Originators of their respective obligations under the A/R Facility is guaranteed by FSN pursuant to a performance guaranty by FSN in favor of Credit Suisse AG, New York Branch, as administrative agent under the Loan Agreement.

Our ability to make scheduled payments on our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. The impact of the outbreak of COVID-19 continues to create significant uncertainty and disruption in the global economy, our industry and the financial markets. Further, our success is dependent upon the existence and terms of our agreements with Distributors, over-the-top (OTT), and other streaming providers. We anticipate our existing cash and cash equivalents, cash flow from our operations, and borrowing capacity will be sufficient to satisfy our debt service obligations, capital expenditure requirements, and working capital needs for the next twelve months. However, certain factors, including but not limited to, the severity and duration of the COVID-19 pandemic and resulting effect on the economy, our advertisers, Distributors, and their subscribers, could affect our liquidity and ability to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt.

4. REDEEMABLE NONCONTROLLING INTERESTS:

A noncontrolling equity holder of one of our subsidiaries had the right to sell its interest to the Company at a fair market sale value of $376 million, plus any undistributed income, which was exercised and settled in January 2020.

A noncontrolling equity holder of one of our subsidiaries has the right to sell its interest to the Company at any time during the 30-day period following September 30, 2025. The initial value of this redeemable noncontrolling interest was recorded at $22 million.

5. LEASES:

We adopted the guidance under ASC 842 upon formation of the Company. We determine if a contractual arrangement is a lease at inception. Our lease arrangements provide the Company the right to utilize certain specified tangible assets for a period of time in exchange for consideration. Our leases primarily relate to building space and equipment. We do not separate non-lease components from our building leases for the purposes of measuring our lease liabilities and assets. Our leases consist of operating leases. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

We recognize a lease liability and a right of use asset at the lease commencement date based on the present value of the future lease payments over the lease term discounted using our incremental borrowing rate. Implicit interest rates within our lease arrangements are rarely determinable. Right of use assets also include, if applicable, prepaid lease payments and initial direct costs, less incentives received.

We recognize operating lease expense on a straight-line basis over the term of the lease within operating expenses. Total operating lease expense was $22 million, including variable lease expense of $2 million, for the year ended December 31, 2020 and $6 million for the period April 29, 2019 to December 31, 2019.

Our leases do not contain any material residual value guarantees or material restrictive covenants. Some of our leases include optional renewal periods or termination provisions which we assess at inception to determine the term of the lease, subject to reassessment in certain circumstances.

The following table summarizes our outstanding operating lease obligations as of December 31, 2020 (in millions):

2021	$13
2022	5
2023	3
2024	3
2025	2
2026 and thereafter	9
Total undiscounted obligations	35
Less imputed interest	(5)
Present value of lease obligations	$30

The following table summarizes supplemental balance sheet information related to our outstanding operating lease obligations as of December 31, 2020 and December 31, 2019 (in millions, except lease term and discount rate):

	2020	2019
Lease assets, non-current	$29	$38

Lease liabilities, current	$12	$16
Lease liabilities, non-current	18	23
Total lease liabilities	$30	$39

Weighted average remaining lease term (in years)	5.26	3.79
Weighted average discount rate	5.3%	4.0%

The following table presents other information related to leases for the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019 (in millions):

	The Year Ended December 31, 2020	The Period April 29, 2019 to December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$19	$6
Leased assets obtained in exchange for new operating lease liabilities	$10	$19

6. COMMITMENTS AND CONTINGENCIES:

Sports Programming Rights

We are contractually obligated to make payments to purchase sports programming rights. The following table presents our annual non-cancellable commitments relating to our sports programming rights agreements as of December 31, 2020. These commitments assume that sports teams fully deliver the contractually committed games, and do not reflect the impact of rebates expected to be paid by the teams.

(in millions)
2021	$1,820
2022	1,575
2023	1,525
2024	1,457
2025	1,370
2026 and thereafter	6,912
Total	$14,659

Other Liabilities

In connection with the acquisition of the Acquired RSNs, we assumed certain fixed payment obligations which are payable through 2027. We recorded these obligations in purchase accounting at estimated fair value. As of December 31, 2020 and December 31, 2019, $31 million and $56 million, respectively, were recorded within other current liabilities and $97 million and $145 million, respectively, were recorded within other long-term liabilities in our consolidated balance sheets. Interest expense of $8 million and $4 million was recorded for the years ended December 31, 2020 and 2019, respectively.

In connection with the acquisition of the Acquired RSNs, we assumed certain variable payment obligations which are payable through 2030. These contractual obligations are based upon the excess cash flow of certain RSNs. We recorded these obligations in purchase accounting at estimated fair value. As of December 31, 2020 and December 31, 2019, $12 million and $34 million, respectively, were recorded within other current liabilities and $41 million and $205 million, respectively, were recorded within other long-term liabilities in our consolidated balance sheets. These obligations are measured at the present value of the estimated amount of cash to be paid over the term of the contracts. We recorded a measurement adjustment gain of $159 million for the year ended December 31, 2020, recorded within other income, net in our consolidated statements of operations. The measurement adjustment gain was a result of a decrease in the projected excess cash flows of the related RSNs, as further discussed in Note 11. Goodwill and Definite-Lived Intangible Assets.

Litigation

We are a party to lawsuits, claims, and regulatory matters from time to time in the ordinary course of business. Actions currently pending are in various stages and no material judgments or decisions have been rendered by hearing boards or courts in connection with such actions. We do not believe the outcome of these matters, individually or in the aggregate, will have a material effect on the Company's financial statements.

7. VARIABLE INTEREST ENTITIES:

We are party to a joint venture associated with Marquee. Marquee is party to a long term telecast rights agreement which provides the rights to air certain live game telecasts and other content, which we guarantee. In connection with the acquisition of the Acquired RSNs, we became party to a joint venture associated with one other regional sports network. We participate significantly in the economics and have the power to direct the activities which significantly impact the economic performance of these regional sports networks, including sales and certain operational services. We consolidate these regional sports networks because they are variable interest entities and we are the primary beneficiary.

The carrying amounts and classification of the assets and liabilities of the VIEs mentioned above, which have been included in our consolidated balance sheets as of December 31, 2020 and 2019, were as follows (in millions):

	As of December 31, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$64	$39
Accounts receivable, net	52	12
Prepaid sports programming rights	2	10
Total current assets	118	61

Property and equipment, net	10	8
Operating lease assets	6	8
Goodwill	—	1
Definite-lived intangible assets, net	—	32
Total assets	$134	$110

LIABILITIES
Current liabilities:
Due to affiliates	$6	$—
Other current liabilities	23	2

Operating lease liabilities, less current portion	5	6
Other long-term liabilities	15	—
Total liabilities	$49	$8

The amounts above represent the consolidated assets and liabilities of the VIEs described above, for which we are the primary beneficiary. The assets of each of these consolidated VIEs can only be used to settle the obligations of the VIE. As of December 31, 2020, all of the liabilities are non-recourse to us. The risk and reward characteristics of the VIEs are similar.

8. RELATED PERSON TRANSACTIONS:

Management Service Fees
We have entered into two management services agreements with Sinclair Television Group, Inc. (STG), a wholly-owned subsidiary of SBG, in which STG provides us with affiliate sales and marketing services and general and administrative services. The estimated annual amount to be paid to STG for these services is $72 million subject to annual increases. Additionally, one agreement contains an incentive fee payable to STG calculated based on certain terms contained within new or renewed distribution agreements with Distributors. Pursuant to these agreements, we incurred expenses of $98 million and $35 million for the year ended December 31, 2020, and for the period April 29, 2019 to December 31, 2019, respectively, which were paid directly to STG. As of December 31, 2020 and 2019, we had a payable of $19 million and $26 million, respectively, to STG in connection with such management services agreements and reimbursement of certain expenses paid by STG on behalf of the Company.

Equity Method Investees

In conjunction with the acquisition of the Acquired RSNs on August 23, 2019, as discussed in Note 2. Acquisitions of Assets, we assumed a minority interest in certain mobile production businesses, which we account for as equity method investments. We made payments to these businesses for production service totaling $19 million and $12 million for the year ended December 31, 2020 and for the period April 29, 2019 to December 31, 2019, respectively.

Sports Programming Rights

As of December 31, 2020, affiliates of six professional teams have non-controlling equity interests in certain of our RSNs. These agreements expire on various dates during the fiscal years ended 2025 through 2032. The Company paid $168 million, net of rebates, for the year ended December 31, 2020 and $73 million for the period April 29, 2019 to December 31, 2019 under sports programming rights agreements covering the broadcast of regular season games to professional teams who have non-controlling equity interests in certain of our RSNs.

Distributions to Parent

For the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019, the Company distributed $547 million and $297 million, respectively, to Diamond Sports Holdings, LLC (DSH), an indirect parent of the Company, for the purposes of the redemption of a portion of DSH's preferred equity, net of redemption rebates.

Additionally, for the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019, the Company made additional distributions to DSH for the payment of dividends on its preferred equity totaling $36 million and $33 million, respectively.

9. FAIR VALUE MEASUREMENTS:

Accounting guidance provides for valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). A fair value hierarchy using three broad levels prioritizes the inputs to valuation techniques used to measure fair value. The following is a brief description of those three levels:

•Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
•Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
•Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The following table sets forth the carrying value and fair value of our financial assets and liabilities for the periods presented (in millions):

	2020		2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Level 1:
Money market funds	$292	$292	$559	$559

Level 2 (a):
12.750% Senior Secured Notes due 2026 (b)	31	28	—	—
6.625% Senior Unsecured Notes due 2027 (b)	1,744	1,056	1,825	1,775
5.375% Senior Secured Notes due 2026	3,050	2,483	3,050	3,085
Term Loan	3,259	2,884	3,292	3,284
Accounts Receivable Securitization Facility (c)	177	177	—	—

(a)Amounts are carried on our consolidated balance sheets net of debt discount, premium, and deferred financing cost, which are excluded in the above table, of $132 million and $179 million as of December 31, 2020 and 2019, respectively.
(b)In June 2020, we exchanged $66.5 million aggregate principal amount of the 6.625% Unsecured Notes for cash payments of $10 million, including accrued but unpaid interest, and $31 million aggregate principal amount of the newly issued 12.750% Secured Notes. See Note 3. Notes Payable and Commercial Bank Financing for further information.
(c)We entered into the A/R Facility on September 23, 2020. As of December 31, 2020, the balance of the loans under the A/R Facility was $177 million. See Note 3. Notes Payable and Commercial Bank Financing for further information.

10. PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is generally computed under the straight-line method over the following estimated useful lives:

Operating equipment	5 - 10 years
Leasehold improvements	Lesser of 10 - 30 years or lease term
Office furniture and equipment	5 - 10 years
Buildings and improvements	10 - 30 years

Property and equipment consisted of the following as of December 31, 2020 and 2019 (in millions):

	2020	2019
Operating equipment	$29	$21
Leasehold improvements	13	6
Office furniture and equipment	2	1
Buildings and improvements	1	—
Construction in progress	18	6
	63	34
Less: accumulated depreciation	(14)	(4)
	$49	30

11. GOODWILL AND DEFINITE-LIVED INTANGIBLE ASSETS:

Goodwill, which arises from the purchase price exceeding the assigned value of the net assets of an acquired business, represents the value attributable to unidentifiable intangible elements being acquired. As a result of our 2019 acquisition, we acquired $2,615 million of goodwill, of which approximately $1 million was related to consolidated VIEs as of December 31, 2019. As of December 31, 2020, we recorded a goodwill impairment charge of $2,615 million, which resulted in no remaining goodwill.

Goodwill
Balance at December 31, 2019	$2,615
Impairment of definite-lived intangible assets	(2,615)
Balance at December 31, 2020	$—

During the year ended December 31, 2020, we recorded a $2,615 million goodwill impairment charge based upon an interim impairment test performed during the three-month period ending September 30, 2020. See Impairment of Goodwill and Definite-Lived Intangible Assets below for additional discussion surrounding this impairment charge.

The following table shows the gross carrying amount and accumulated amortization of definite-lived intangibles (in millions):

	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net
Amortized intangible assets:
Customer relationships (a)	$4,220	$(541)	$3,679

Favorable sports contracts (a)	$840	$(174)	$666
Other	15	(10)	5
Total other definite-lived intangible assets, net	$855	$(184)	$671

	December 31, 2019
	Gross Carrying Value	Accumulated Amortization	Net
Amortized intangible assets:
Customer relationships (b)	$5,439	$(150)	$5,289

Favorable sports contracts	$1,271	$(43)	$1,228
Other	15	(2)	13
Total other definite-lived intangible assets, net	$1,286	$(45)	$1,241

(a)As of December 31, 2020, we recorded a total impairment loss relating to customer relationships and favorable sports contracts of $1,218 million and $431 million, respectively, which is reflected as a reduction within the Gross Carrying Value column.
(b)Approximately $32 million of definite-lived intangible assets relate to consolidated VIEs as December 31, 2019.

Definite-lived intangible assets and other assets subject to amortization are being amortized on a straight-line basis over their estimated useful lives. The definite-lived intangible assets are amortized over a weighted average useful life of 13 years for customer relationships and 12 years for favorable sports contracts. The total weighted average useful life of definite-lived intangible assets and other assets subject to amortization acquired as a result of the acquisition as discussed in Note 2. Acquisitions of Assets is 13 years. The amortization expense of the definite-lived intangible and other assets for the year ended December 31, 2020 and the period April 29, 2019 to December 31, 2019 was $530 million and $196 million, respectively, of which $131 million and $43 million, respectively, is associated with the amortization of favorable sports contracts and is presented within media programming and production expenses in our consolidated statements of operations.

The following table shows the estimated annual amortization expense of the definite-lived intangible assets for the next five years (in millions):

2021	$388
2022	374
2023	371
2024	367
2025	364
2026 and thereafter	2,486
Amortization of definite-lived intangible assets	$4,350

Impairment of Goodwill and Definite-Lived Intangible Assets

In conjunction with the interim third quarter impairment testing related to our RSNs discussed below, during the year ended December 31, 2020, we recorded a non-cash impairment charge associated with customer relationships and other definite-lived intangible assets of $1,218 million and $431 million, respectively, included in impairment of goodwill and definite-lived intangible assets in our consolidated statements of operations. After the recognition of these impairments there were no asset groups which have a heightened risk of impairment because the projected undiscounted cash flows of the individual asset groups were substantially greater than their carrying values. However, significant deterioration in the factors described below could result in future material impairments. There were no impairment charges recorded for the period April 29, 2019 to December 31, 2019.

The Company performed an interim goodwill and long-lived asset impairment test during the three-month period ending September 30, 2020. Our RSNs have been negatively impacted by the recent loss of certain Distributors. In addition, our existing Distributors are experiencing elevated levels of subscriber erosion which we believe is influenced, in part, by shifting consumer behaviors resulting from media fragmentation, the current economic environment, the COVID-19 pandemic, and related uncertainties. Most of these factors are also expected to have a negative impact on future projected revenue and margins of our RSNs.

The long-lived asset impairment test requires a comparison of undiscounted cash flows expected to be generated over the useful life of an asset group to the carrying value of the asset group. Assets are grouped at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. We evaluated each of our RSNs individually as asset groups. We estimated the projected undiscounted cash flows over the remaining useful life of each asset group. The more sensitive inputs used in the undiscounted cash flow analysis include projected revenues and margins. We identified 10 RSNs which had carrying values in excess of the future undiscounted cash flows. For these RSNs, an impairment loss was measured as the amount by which the carrying value of the asset group exceeded the fair value. The calculated impairment was then allocated to the long-lived assets within the asset group, which primarily consists of definite lived intangible assets, based upon relative fair value.

The fair value of the asset groups, reporting units and definite lived intangible assets were determined based upon a discounted cash flow analysis which uses the present value of projected cash flows. The projected cash flows were based upon our estimates of future revenues and margins, among other inputs. The discount rates used in the valuation were based on a weighted-average cost of capital determined from relevant market comparisons and taking into consideration the risk specifically associated with our asset groups and underlying assets. Terminal values were determined based upon the final year of projected cash flows which reflected our estimate of stable perpetual growth. The more sensitive inputs used in the discounted cash flow analysis include projected revenues and margins, as well as the discount rates used to calculate the present value of future cash flows. Projected revenue was based on the consideration of historical experience of the business, market data surrounding subscriber projections and advertising growth, our ability to retain existing customers and our ability to obtain new customers. Our revenue projections could be negatively impacted by the further loss of key Distributors, inability to obtain new or retain existing Distributors on terms similar to those expiring, greater than expected consumer migration away from traditional linear distributors, or our inability to successfully develop alternative revenue streams, among other factors. Our future margins may also be affected by our inability to renew sports rights agreements on terms favorable to us.

We tested the RSN reporting units' goodwill for impairment on an interim basis by comparing the fair value of each of the RSN reporting units to their revised carrying value after adjustments were made related to the impairments of the asset groups, as described above. To the extent that the carrying value of the respective reporting units exceeded the fair value, a goodwill impairment charge was recorded. The fair value of the reporting units was determined based upon a discounted cash flow analysis, as described above. We recorded a non-cash goodwill impairment charge of $2,615 million, included in impairment of goodwill and definite-lived intangible assets in our consolidated statements of operations. As of December 31, 2020, we had no remaining goodwill, the remaining balance of the customer relationship intangible asset was $3,679 million and the aggregate remaining balance of the other definite-lived intangible assets was $671 million.